EXHIBIT 99


    FROM:     BALLY ENTERTAINMENT CORPORATION
              8700 West Bryn Mawr Avenue
              Chicago, IL  60631

              MWW/Strategic Communications, Inc.
              Public Relations - Tel. (201) 507-9500
              Contact:  Michael W. Kempner/Laurie Terry


    BALLY ENTERTAINMENT CORPORATION ANNOUNCES CONSUMMATION OF EXCHANGE OFFER FOR 6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 1998

         CHICAGO, July 14, 1995 -- Bally Entertainment Corporation (NYSE:BLY) today announced that the holders of approximately 88% in aggregate outstanding principal amount of its 6% Convertible Subordinated Debentures tendered in Bally's offer to exchange its 8% Convertible Senior Subordinated Debentures due 2000 for the 6% Convertible Subordinated Debentures. The offering period for the Exchange Offer ended at midnight EDT, on July 12, 1995, and Bally accepted for payment the tendered Debentures on July 13, 1995.
         As a result of the consent solicitation undertaken in connection with the Exchange Offer, the indenture governing the 6% Convertible Subordinated Debentures has been amended so as to, among other things, allow Bally to proceed with a spin-off of its fitness center business.
         Bally Entertainment Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The company owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, a riverboat casino in New Orleans, Louisiana and plans to reopen ins dockside casino at its new location in Mississippi in late summer of 1995.
         Bally Entertainment Corporation, through its subsidiary, Bally's Health & Tennis, is also the world's largest commercial operator of fitness centers with approximately 340 facilities in the U.S. and Canada.